Exhibit 107
Calculation of Filing Fee Tables
Form F-1
(Form Type)
TABOOLA.COM LTD.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(4)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, no par value per share	457(c)	28,620,000(4)	$9.44	$270,172,800 (3)	0.0001091	$29,475.85
	Equity	Warrants to purchase Ordinary Shares	457(g)	7,175,000 (5)	—	—(6)	0.0001091	—
	Equity	Ordinary Shares, no par value per share, underlying warrants to purchase Ordinary Shares	457(c)	12,350,000 (7)	$9.44	$116,584,000 (3)	0.0001091	$12,719.31
Fees Previously Paid								$42,195.16
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$386,756,800		$42,195.16
	Total Fees Previously Paid							$42,195.16
	Total Fees Offsets
	Net Fee Due							$0.00

(1)      The securities are being registered solely in connection with the resale of Ordinary Shares of Taboola.com Ltd., no par value per share (the “Ordinary Shares”) and warrants to purchase Ordinary Shares by the selling stockholders named in this registration statement (the “Selling Stockholders”).

(2)      Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional securities that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(3)      Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act, based on the average of the high and low prices of the registrant’s ordinary shares on July 8, 2021, as reported on The Nasdaq Global Market, which was approximately $9.44 per share.

(4)      28,620,000 ordinary shares registered for sale by the Selling Securityholders named in this registration statement.

(5)      Represents the resale of 7,175,000 private placement warrants.

(6)      No separate fee due in accordance with Rule 457(i).

(7)      12,350,000 ordinary shares issuable upon the exercise of the private placement warrants and public warrants (as defined in the registration statement), based on the number of public warrants outstanding on as of July 8, 2021.